Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 pursuant to Rule 462(b) filed on April 6, 2005 and related Prospectus of Online Resources Corporation for the registration of 1,020,734 shares of its common stock, to include our report dated March 8, 2005, with respect to the consolidated financial statements of Online Resources Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and to the incorporation by reference therein of our report dated March 8, 2005, with respect to the Online Resources Corporation’s management’s assessment of the effectiveness of internal control over financial reporting of Online Resources Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and the related financial statement schedules of Online Resources Corporation included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Mclean, Virginia
April 1, 2005